Exhibit 10.2

Execution Version

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (including any amendments or modifications hereto, this “Release Agreement”) is entered into as of May 10, 2022, by and among (i) Redwood Holdco, LP, a Delaware limited partnership (“Redwood”), AP VIII Aspen Holdings, L.P., a Delaware limited partnership (“Aspen”), and Apollo Global Management, Inc. (“AGM,” and together with Redwood and Aspen, the “Apollo Parties”), (ii) Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (“CSSE”), RB First Merger Sub Inc., a Delaware corporation (“Merger Sub Inc.”), RB Second Merger Sub LLC, a Delaware limited liability company (“Merger Sub LLC”), and Redwood Opco Merger Sub, LLC, a Delaware limited liability company (“Opco Merger Sub LLC,” and together with CSSE, Merger Sub Inc., Merger Sub LLC and Opco Merger Sub LLC, the “CSSE Parties”), (iii) HPS Investment Partners, LLC, a Delaware limited liability company (“HPS”), (iv) Redbox Entertainment Inc., a Delaware corporation (“Redbox”), Redwood Intermediate, LLC, a Delaware limited liability company (“Redwood Intermediate”) and Redbox Automated Retail, LLC, a Delaware limited liability company (“Redbox Automated,” and together with Redbox and Redwood Intermediate, the “RDBX Parties”), and (v) Seaport Global SPAC, LLC, a Delaware limited liability company (“Seaport”) (the Apollo Parties, the CSSE Parties, HPS, the RDBX Parties and Seaport, collectively, the “Parties”). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, CSSE, Merger Sub Inc., Merger Sub LLC, Opco Merger Sub LLC, Redbox and Redwood Intermediate entered into that certain Merger Agreement, dated as of May May 10, 2022 (as amended or otherwise modified as of the date hereof, the “Merger Agreement”); and

WHEREAS, in accordance with the terms of the Merger Agreement, each of the Parties desires to execute and deliver this Release Agreement to each of the other Parties on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

(a)               As used herein, the following terms will have the following meanings:

“Apollo Commercial Arrangements” means (i) the Vendor Master Cybersecurity Services Agreement and Statement of Work thereto, dated as of January 28, 2019, by and between Redbox Automated Retail, LLC and ADT Cybersecurity, a division of ADT LLC, as modified by that certain Change Request to the Statement of Work, dated as of September 15, 2020, (ii) the Services Agreement, dated as of January 1, 2018, by and between ecoATM, LLC and Redbox Automated Retail, LLC, as amended by that certain First Amendment to Services Agreement, dated as of June 18, 2019, as further amended by that certain Second Amendment to Services Agreement, dated as of September 25, 2019, as further amended by that certain Third Amendment to Services Agreement, dated as of October 16, 2019, and (iii) the Joint Promotion Agreement and Exhibit A-1, dated as of September 30, 2021, by and between Redbox Automated Retail, LLC and Oath Inc., as amended on November 4, 2021.

“Apollo Group Parties” means the Apollo Parties, funds managed by Subsidiaries and Affiliates of AGM, managers of such funds, and each of their respective former, current and future direct or indirect Subsidiaries and Affiliates (excluding Redbox and its direct and indirect Subsidiaries) as well as each of their respective former, current and future officers, directors, managers, employees, representatives, agents, attorneys, successors and assigns, in each case, regardless of whether such Apollo Group Party is also a RDBX Group Party.

“Claims” means any action, claim, cross-claim, interest, guaranty, sum of money, trespass, cause of action, controversy, third-party claim, demand, debt, right, penalty, covenants, agreement, promises, remedy, lien, indemnity or other payment, contribution, guaranty, suit, obligation, liability, damage (including compensatory, special, exemplary, punitive, incidental, consequential, economic and non-economic), judgment, account, offset, reckoning, specialty, promise, variance, cost, expense, power, privilege, license, and/or franchise of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, accrued or unaccrued, assertable directly or derivatively, in contract, in tort, in law, or in equity or pursuant to any other theory of law, and whether representing a past, present or future obligation that a Party or any of its respective Mutual Release Parties ever had, now has or hereafter can, shall or may have. For the avoidance of doubt, a “Claim” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties (fiduciary or otherwise) imposed by any state, federal or foreign law, in equity or otherwise; (b) any claim pursuant to chapter 5 of title 11 of the United States Code (the “Bankruptcy Code”) or any claim similar thereto; (c) any claim or defense including fraud, mistake, duress, and usury, and any other defense set forth in section 558 of the Bankruptcy Code; and (d) any claim or cause of action arising under any state, federal or foreign law relating to fraudulent transfers, fraudulent conveyances, preferences or illegal dividends or unlawful distributions or any other claim or cause of action that is similar to any of the foregoing.

“CSSE Group Parties” means the CSSE Parties and each of their former, current and future direct or indirect Subsidiaries and Affiliates and their respective former, current and future officers, directors, managers, employees, representatives, agents, attorneys, successors and assigns.

“Excluded Claims” means (i) any indemnification claims of the Parties’ current or former officers, directors or managers against any such Party or any of such Party’s insurance carriers or any rights as beneficiaries of any insurance policies, (ii) any Claims of any portfolio company of any Apollo Group Party, on the one hand, against Redbox and/or its direct and indirect Subsidiaries, on the other hand, arising out of the Apollo Commercial Arrangements; and (iii) any Claims of any Party for actions or circumstances arising after the Effective Time under (A) that certain Credit, Security, Guaranty and Pledge Agreement, dated as of May 16, 2021 (as amended, restated, supplemented, waived or otherwise modified prior to, on or after to the date hereof), by and among Redbox Entertainment, LLC, Redbox Holdings, LLC, the guarantors party thereto, the lenders party thereto and MUFG Union Bank, N.A. (“May 2021 Credit Agreement”) or (B) that certain Credit Agreement, dated as of October 20, 2017 (as amended, restated, supplemented, waived or otherwise modified prior to, on or after the date hereof), among Redwood Intermediate, Redbox Automated, HPS and the other parties thereto, and that Incremental Assumption and Amendment Agreement No. 6, dated as of April 15, 2022 (as amended, restated, supplemented, waived or otherwise modified prior to, on or after the date hereof), among Redwood Intermediate, Redbox Automated, HPS and the other parties thereto, as applicable (such agreement, as amended, the “October 2017 Credit Agreement”).

“HPS Group Parties” means HPS and its former, current and future direct or indirect Subsidiaries and Affiliates (excluding Redbox and its direct and indirect Subsidiaries) and managed accounts and its and their respective former, current and future officers, directors, managers, employees, representatives, agents, attorneys, successors and assigns.

“Mutual Release Parties” means the Apollo Group Parties, the CSSE Group Parties, the HPS Group Parties, the RDBX Group Parties and the Seaport Group Parties. For the avoidance of doubt, references contained herein to a Party’s respective Mutual Release Parties shall mean (i) with respect to any of the Apollo Parties, the Apollo Group Parties, (ii) with respect to any of the CSSE Parties, the CSSE Group Parties, (iii) with respect to HPS, the HPS Group Parties, (iv) with respect to any of the RDBX Parties, the RDBX Group Parties, and (v) with respect to Seaport, the Seaport Group Parties.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust or other entity or organization.

“RDBX Group Parties” means the RDBX Parties and each of their former, current and future direct or indirect Subsidiaries and Affiliates (excluding the Apollo Parties) and its and their respective Subsidiaries, former, current and future officers, directors, managers, employees, representatives, agents, attorneys, successors and assigns.

“Seaport Group Parties” means Seaport and its former, current and future direct or indirect Subsidiaries and Affiliates and its and their respective former, current and future officers, directors, managers, employees, representatives, agents, attorneys, successors and assigns.

Article II

RELEASES AND WAIVERS

2.1              Mutual Releases and Waivers. Effective as of the consummation of the transactions contemplated by the Merger Agreement (the “Effective Time”), each of the Apollo Parties, the CSSE Parties, HPS, the RDBX Parties and Seaport, severally and not jointly, on behalf of itself and its respective Mutual Release Parties and its and their respective Subsidiaries, Affiliates, or any other Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby unconditionally, irrevocably and forever releases and discharges each of the other Mutual Release Parties, and each Party on behalf of itself and its respective Mutual Release Parties and its and their respective Subsidiaries, Affiliates, or any other Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns (including the RDBX Group Parties) hereby unconditionally, irrevocably and forever releases and discharges each of the former, current and future directors, officers, and managers of the RDBX Parties and CSSE, to the fullest extent permitted by applicable law, from all past and present Claims (other than any Excluded Claims) that such Party and its respective Mutual Release Parties ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, action, inaction cause or thing whatsoever from the beginning of the world to the Effective Time arising out of or related to events, transactions, activity, circumstances or actions occurring or failing to occur, in each case, at or prior to the Effective Time, in each case that arise from or otherwise relate in any way to, in whole or in part, (i) the RDBX Group Parties (including the management, ownership, activities, failure to act or operation or activities thereof), (ii) the CSSE Group Parties (including the management, ownership, activities, failure to act or operation or activities thereof), (iii) indebtedness incurred by, or equity interests in, any of the RDBX Group Parties, or any merger, asset sale, equity issuance or other transaction involving any of the RDBX Group Parties, (iv) indebtedness incurred by, or equity interests in, any of the CSSE Group Parties, or any merger, asset sale, equity issuance or other transaction involving any of the CSSE Group Parties, (v) the Merger Agreement, including the formulation, preparation, negotiation or execution of any of the agreements or documents contemplated thereby or related thereto, or (vi) any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Time that relates to any of the foregoing. Each of the Parties on behalf of itself and its respective Mutual Release Parties agrees that it shall not make, and each shall not permit any of its Affiliates to make, and each covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any Claim (other than any Excluded Claim) against any of the other Parties or the other Mutual Release Parties with respect to any liabilities or obligations released pursuant to the above. For purposes of clarity, it is hereby acknowledged and agreed that none of the Apollo Parties, HPS or Seaport Parties or any Affiliate thereof shall bring, join or assist in any class action, derivative or other lawsuit relating to the Merger Agreement, the transactions contemplated thereby or otherwise, in each case, with respect to any Claim that is released hereunder. For the avoidance of doubt, nothing herein shall limit, affect or otherwise impact the rights or remedies of the Apollo Group Parties or the HPS Group Parties under the Loan Documents (as defined in the October 2017 Credit Agreement) with respect to any default or breach thereof occurring during the period from the date hereof to the Effective Time.

2.2              Termination of Certain Agreements. The RDBX Parties, the Apollo Parties, and the CSSE Parties agree that immediately prior to the Effective Time, (i) that certain Services Agreement between and among Redbox Automated and Coinstar, LLC, dated as of March 31, 2017, including all Statements of Work entered into pursuant to that agreement (the “Coinstar Services Agreement”), (ii) that certain Services Agreement between and among Redbox Automated and ecoATM, LLC, dated as of March 31, 2017, including all Statements of Work entered into pursuant to the ecoATM Services Agreement (the “ecoATM Services Agreement”), and (iii) that certain Transition Services Agreement, dated as of September 27, 2016 (as amended on March 31, 2017), by and among Aspen Holdco LLC, Redwood Holdco, LLC and ecoATM, LLC (the “Transition Services Agreement”), shall be terminated in their entirety as a result of and immediately upon the consummation of the transactions contemplated by the Merger Agreement at no cost to the RDBX Group Parties, the Apollo Group Parties, or the CSSE Group Parties and shall be of no further force and effect, and no party shall have any further obligations under the Coinstar Services Agreement, the ecoATM Services Agreement, or the Transition Services Agreement for any reason, and the RDBX Group Parties, the Apollo Group Parties, and the CSSE Parties hereby waive, release, remise and forever discharge each of the RDBX Group Parties and the Apollo Group Parties from any obligation under the Coinstar Services Agreement, the ecoATM Services Agreement, or the Transition Services Agreement, including as a result of any past, present, or future actions, events, or occurrences. For clarification, the foregoing does not terminate any of the Apollo Commercial Arrangements or any other commercial arrangement (other than the ecoATM Services Agreement and the Transition Services Agreement) between Redbox or any of its Subsidiaries, on the one hand, or any of ADT Cybersecurity, ecoATM, LLC or Oath Inc. or any of their respective Subsidiaries, on the other hand, all of which remain in full force and effect according to their terms.

2.3              Waiver of Civil Code Section 1542 and Any Similar State or Federal Statutory Provision. The Parties (on behalf of themselves and their respective Mutual Release Parties) agree that, upon the Effective Time, the Mutual Release Parties shall have, to the fullest extent permitted by applicable law, with respect to the subject matter of the releases set forth above, expressly waived and relinquished any and all provisions, rights and benefits conferred by any federal law, any law of any state or territory of the United States, or any principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

2.4              Discovery of Additional Facts. Each Party (on behalf of itself and its respective Mutual Release Parties) acknowledges that it may discover or learn facts in addition to or different from those now known or believed to be true with respect to the subject matter of the releases, but acknowledges that it is its intention to fully, finally, and forever settle, release, and discharge any and all Claims hereby known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

2.5              Litigation Related to This Release. Notwithstanding anything to the contrary contained herein, to the extent any Mutual Release Party is named as a defendant in any litigation or other proceeding related to the subject matter of the releases, the foregoing provisions shall not limit any defense such Mutual Release Party may raise in such litigation or other proceeding.

2.6              Third Party Beneficiaries. Each of the Mutual Release Parties is and is intended to be an express third party beneficiary of all of the provisions of this Release Agreement and shall have the right, exercisable in its discretion, to enforce the terms and conditions of this Release Agreement against the other Mutual Release Parties, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Release Agreement. For the avoidance of doubt, the terms of this Release Agreement shall be enforceable by each of the Mutual Release Parties as though executed directly by such Mutual Release Parties.

Article III

REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of Each Party. Each Party represents and warrants, on a several (and not joint basis), to each other Party as follows:

(a)               Organization. The Party is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Release Agreement and the consummation of the transactions contemplated hereby are within the Party’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Party.

(b)               Authority. This Release Agreement has been duly executed and delivered by the Party and, assuming the due authorization, execution and delivery hereof by the other Parties and that this Release Agreement constitutes a legally valid and binding agreement of such Parties, this Release Agreement constitutes a legally valid and binding obligation of the Party, enforceable against the Party in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable law affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Release Agreement is being executed in a representative or fiduciary capacity, the person signing this Release Agreement has full power and authority to enter into this Release Agreement on behalf of the Party.

(c)               Non-Contravention. The execution and delivery of this Release Agreement by the Party does not, and the performance by the Party of its obligations hereunder will not, (i) result in a violation of applicable law, (ii) conflict with or result in a violation of the governing documents of the Party, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any governmental authority) that has not been taken by any person (including under any contract binding upon the Party), or (iv) result in the creation or imposition of any lien on the Party, except in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the Party’s ability to perform its obligations hereunder.

Article IV

MISCELLANEOUS

4.1              Survival. The agreements set forth in Article II and this Article IV shall survive indefinitely.

4.2              Counterparts; Effectiveness. This Release Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Release Agreement will become effective when each Party to this Release Agreement will have received counterparts signed by all of the other parties.

4.3              Entire Agreement. This Release Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof.

4.4              Governing Law; Jurisdiction; Venue. This Release Agreement and all legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Release Agreement or the actions of any of the Parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

4.5              Forum. The Parties agree that (i) any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be exclusively brought in the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery does not have jurisdiction over such action, any state or federal court located in Wilmington, Delaware, (ii) any cause of action arising out of this Agreement shall be deemed to have arisen in the State of Delaware, and (iii) each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that he, she, or it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. In any action to enforce the terms of this Agreement, the Parties expressly waive the defenses of improper venue, lack of personal jurisdiction, and forum non conveniens, and any right to a trial by jury

4.6              Remedies. Each Party acknowledges and agrees that the rights of each Party contemplated by this Release Agreement are unique, and that any breach of this Release Agreement by it or any of the Mutual Release Parties would result in irreparable harm to the other Parties, and that money damages would not be a sufficient remedy for any such breach. It is accordingly agreed that the Parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Release Agreement and to enforce specifically the terms and provisions of this Release Agreement without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 4.4, this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages.  The right to specific enforcement shall include the right of the Parties to cause the other Parties to cause the actions contemplated hereby to be performed on the terms and subject to the conditions and limitations set forth in this Release Agreement. The Parties hereto further agree to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The Parties acknowledge and agree that this Section 4.6 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Release Agreement.

4.7              Severability. In the event that any provision of this Release Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable law, the remainder of this Release Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Release Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Release Agreement as of the date first above written.

APOLLO PARTIES:

REDWOOD HOLDCO, LP

By: Redwood Holdco GP, LLC, its general partner
By: New Outerwall, Inc., its sole member
By: Aspen Parent, Inc., its sole stockholder
By: Outerwall Holdings, LLC, the sole holder of its Class A shares
By: Aspen Parent Holdings, LLC, its majority member
By: AP VIII Aspen Holdings, L.P., its sole member
By: AP VIII Aspen Holdings GP, LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP VIII ASPEN HOLDINGS, L.P.

By: AP VIII Aspen Holdings GP, LLC, its general partner

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO GLOBAL MANAGEMENT, INC.

By:	/s/ Christian Weideman
Name:	Christian Weideman
Title:	Assistant Secretary

CSSE PARTIES:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana Jr.
Name:	William J. Rouhana Jr.
Title:	Chief Executive Officer

[Signature Page to Release Agreement]

RB FIRST MERGER SUB INC.

By:	/s/ William J. Rouhana Jr.
Name:	William J. Rouhana Jr.
Title:	Chief Executive Officer

RB SECOND MERGER SUB LLC

By:	/s/ William J. Rouhana Jr.
Name:	William J. Rouhana Jr.
Title:	Chief Executive Officer

REDWOOD OPCO MERGER SUB, LLC

By:	/s/ William J. Rouhana Jr.
Name:	William J. Rouhana Jr.
Title:	Chief Executive Officer

[Signature Page to Release Agreement]

HPS:

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Vikas Keswani
Name:	Vikas Keswani
Title:	Managing Director

RDBX PARTIES:

REDBOX ENTERTAINMENT INC.

By:	/s/ Galen C. Smith
Name:	Galen C. Smith
Title:	Chief Executive Officer

REDWOOD INTERMEDIATE, LLC

By:	/s/ Galen C. Smith
Name:	Galen C. Smith
Title:	President

REDWOOD AUTOMATED RETAIL, LLC

By:	/s/ Galen C. Smith
Name:	Galen C. Smith
Title:	Chief Executive Officer

[Signature Page to Release Agreement]

SEAPORT:

SEAPORT GLOBAL SPAC, LLC

By:	/s/ Stephen Smith
Name:	Stephen Smith
Title:	Chairman / Managing Member

[Signature Page to Release Agreement]

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